Exhibit 99.1

	Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company
210-828-7689

Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600
FOR IMMEDIATE RELEASE

Pioneer Drilling Reports Fourth Quarter 2008 Results

SAN ANTONIO, Texas, February 26, 2009 – Pioneer Drilling Company, Inc. (NYSE Alternext US: PDC) today reported financial and operating results for the three and twelve months ended December 31, 2008.

Fourth Quarter 2008 Results

Net income adjusted to exclude the impact of impairment charges(1) was $18.7 million, or $0.37 per diluted share for the fourth quarter of 2008. This compares to net income of $24.2 million, or $0.48 per diluted share, reported for the three months ended September 30, 2008 (“the prior quarter”), and net income of $14.8 million, or $0.29 per diluted share, reported for the three months ended December 31, 2007 (“the year-earlier quarter”). Net loss as reported for the fourth quarter of 2008, which includes the impact of impairment charges, was $117.9 million, or $2.37 per diluted share. At December 31, 2008, we recognized a $118.6 million goodwill impairment charge and a $52.8 million intangible asset impairment charge as the result of an overall downturn in our industry. Goodwill and intangible assets were recorded earlier in 2008 in connection with the acquisitions that make up our Production Services Division.

Revenues for the fourth quarter were $170.7 million, compared with $174.2 million for the prior quarter and $104.6 million for the year-earlier quarter. EBITDA(2) for the fourth quarter was $60.4 million, compared to $64.7 million from the prior quarter and $35.1 million for year-earlier quarter.

Full Year 2008 Results

Net income adjusted to exclude the impact of the impairment charges(1) was $73.9 million, or $1.47 per diluted share, for the full year 2008, compared with net income of $56.9 million, or $1.13 per diluted share, for 2007. Net loss as reported for 2008, which includes the impact of the two impairment charges, was $62.7 million, or $1.26 per diluted share. Revenues for 2008 were $610.9 million, compared with $417.2 million for 2007. EBITDA for 2008 increased 48% to $214.8 million from $144.6 million for 2007. Full year 2008 results include operating results from our Production Services Division, which was formed on March 1, 2008.

Operating Highlights

“During the fourth quarter, both our Drilling Services Division and Production Services Division felt the effects of the downturn in the energy sector,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “In the face of declining commodity prices, tight credit markets, depressed market capitalizations and a worldwide recession, our customers abruptly curtailed their capital spending. While the fourth quarter was generally a good quarter, we have been surprised by the rate of decline that began in mid-November across all rig classes and in every geographic region. Currently, we are operating 34 of our 65 U.S. drilling rigs and three of our five Colombian drilling rigs for an overall 53% utilization rate.

“Revenues for the Drilling Services Division were $123.3 million for the fourth quarter, almost flat with the prior quarter, and as we anticipated, rig utilization declined. Fourth quarter rig utilization averaged 87% as compared to 96% in the prior quarter, and revenue days declined to 5,529 from 6,017.

“Revenues held stable due to higher average revenues per day of $22,301. Drilling Services margin(3) per day increased to $9,327 in the fourth quarter, a 4% increase over the prior quarter of $8,967, despite an increase in drilling costs per day to $12,974. This was the highest quarterly margin achieved during 2008.

“Colombian operations performed well during the quarter; however, declining oil prices have began to curtail capital spending plans much like in the U.S.,” added Mr. Locke. “Dayrates and rig utilization will likely be severely impacted for the remainder of 2009.

“Revenues for the Production Services Division decreased 5% to $47.4 million for the fourth quarter, compared to $49.9 million in the prior quarter of 2008. Production Services margins(3) decreased 15% to $21.2 million, compared to $24.9 million in the prior quarter, and margins as a percentage of revenue also decreased to 45% as compared to 50% in the prior quarter. Currently, 62 of our 74 workover rigs are operating and the remaining 12 workover rigs are idle with no crews assigned.

“As a result of the rapid decline in drilling and production service activity, we have reduced our workforce by approximately 37%, reduced field wages by roughly 10%, cut numerous other expenses and scaled back budgeted capital expenditures approved for 2009 to $65 million. In addition, budgeted capital expenditures previously approved for 2008 of $19.3 million will carryover and be incurred in 2009.

“Our balance sheet is strong, with $64.4 million in working capital at December 31, 2008, up from $60.4 at September 30. We have good liquidity with $26.8 million in cash and cash equivalents as of December 31, 2008 and borrowing availability of $133.2 million as of February 23, 2009 on our senior secured revolving credit facility,” he said.

Conference Call

Pioneer’s management team will hold a conference call today at 2:00 p.m. Eastern Time (1:00 p.m. Central Time), to discuss these results. To participate in the call, dial 303-262-2055 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available approximately two hours after the call ends and will be accessible until March 5. To access the replay, dial (303) 590-3000 and enter the pass code 11125734#.

The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Pioneer Production Services Division. Its fleet consists of 70 land drilling rigs that drill at depths of 6,000 and 18,000 feet, 74 workover rigs (sixty-nine 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig), 59 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends, risks associated with the current global economic crisis and its impact on capital markets and liquidity, the continued strength or weakness of the oil and gas production industry in the geographic areas in which we operate including the price of oil and natural gas in general, and the recent precipitous decline in prices in particular, and the impact of commodity prices and other factors upon future decisions about onshore exploration and development projects to be made by oil and gas companies and their ability to obtain necessary financing, the highly competitive nature of our business, difficulty in integrating the services of acquired companies, including the production services businesses of WEDGE, Competition, Paltec and Pettus in an efficient and effective manner, the availability, terms and deployment of capital, the availability of qualified personnel, changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, the economic and business conditions of our international operations, challenges in achieving strategic objectives, and the risk that our markets do not evolve as anticipated. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2008. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	Net income adjusted to exclude the impact of impairment charges represents net loss as reported less the goodwill impairment charge, intangible asset impairment charge and the tax benefit recognized from the impairments. We believe that net income adjusted to exclude the impact of impairment charges is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. A reconciliation of net income adjusted to exclude the impact of impairment charges to net loss as reported is included in the tables to this news release. Net income adjusted to exclude the impact of impairment charges as presented may not be comparable to other similarly titled measures reported by other companies.

(2)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net (loss) earnings to EBITDA is included in the tables to this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

(3)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net (loss) earnings is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

- Financial Statements and Information Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended (unaudited)			Years ended December 31,
	December 31,		September 30,
	2008	2007	2008	2008	2007
					(unaudited)
Revenues:
Drilling services	123,303	104,589	124,297	456,890	417,231
Production services	47,392	—	49,948	153,994	—

Total revenue	$170,695	$104,589	$174,245	$610,884	$417,231

Costs and Expenses:
Drilling services	71,731	63,749	70,342	269,846	250,564
Production services	26,226	—	25,025	80,097	—
Depreciation and amortization	26,221	16,661	24,225	88,145	63,588
Selling, general and administrative	12,123	5,809	12,840	44,834	19,608
Bad debt expense	639	(15)	(260)	423	2,612
Impairment of goodwill	118,646	—	—	118,646	—
Impairment of intangible assets	52,847	—	—	52,847	—

Total operating costs and expenses	308,433	86,204	132,172	654,838	336,372

(Loss) income from operations	(137,738)	18,385	42,073	(43,954)	80,859

Other (expense) income:
Interest expense	(3,460)	(1)	(3,773)	(13,072)	(16)
Interest income	261	808	205	1,256	3,282
Other	471	97	(1,551)	(918)	136

Total other (expense) income	(2,728)	904	(5,119)	(12,734)	3,402

(Loss) Income before income taxes	(140,466)	19,289	36,954	(56,688)	84,261
Income tax benefit (expense)	22,562	(4,512)	(12,760)	(6,057)	(27,398)

Net (loss) earnings	$(117,904)	$14,777	$24,194	$(62,745)	$56,863

(Loss) Earnings per common share:
Basic	$(2.37)	$0.30	$0.49	$(1.26)	$1.15

Diluted	$(2.37)	$0.29	$0.48	$(1.26)	$1.13

Weighted average number of shares outstanding:
Basic	49,818	49,651	49,791	49,789	49,638
Diluted	49,818	50,188	50,449	49,789	50,180

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$26,821	$76,703
Receivables, net	87,161	47,370
Unbilled receivables	12,262	7,861
Deferred income taxes	6,270	3,670
Inventory	3,874	1,180
Prepaid expenses and other current assets	8,902	5,073

Total current assets	145,290	141,857

Net property and equipment	627,562	417,022
Deferred income taxes	—	573
Intangible assets, net of amortization	29,913	—
Other long-term assets	21,714	760

Total assets	$824,479	$560,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,830	$21,424
Current portion of long-term debt	17,298	—
Prepaid drilling contracts	1,171	1,933
Accrued expenses	40,619	18,693

Total current liabilities	80,918	42,050
Long-term debt, less current portion	262,115	—
Other long-term liabilities	6,413	254
Deferred income taxes	60,915	46,836

Total liabilities	410,361	89,140
Total shareholders’ equity	414,118	471,072

Total liabilities and shareholders’ equity	$824,479	$560,212

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2008	2007
		(unaudited)
Cash flows from operating activities:
Net (loss) earnings	$(62,745)	$56,863
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	88,145	63,588
Allowance for doubtful accounts	1,592	2,612
(Gain) loss on dispositions of property and equipment	(805)	3,385
Stock-based compensation expense	4,597	3,744
Impairment of goodwill and intangible assets	171,493
Deferred income taxes	(2,310)	12,126
Change in other assets	265	(513)
Change in non-current liabilities	(621)	(177)
Changes in current assets and liabilities	(13,220)	10,282

Net cash provided by operating activities	186,391	151,910

Cash flows from investing activities:
Acquisition of WEDGE, net of cash acquired	(313,621)	—
Acquisition of Competition Wireline, net of cash acquired	(26,772)	—
Acquisition of other production services businesses	(9,301)	—
Purchases of property and equipment	(147,455)	(154,027)
Purchase of auction rate securities, net	(15,900)	—
Proceeds from sale of property and equipment	4,008	3,776
Proceeds from insurance recoveries	3,426	—

Net cash used in investing activities	(505,615)	(150,251)

Cash flows from financing activities:
Payments of debt	(87,767)	—
Proceeds from issuance of debt	359,400	—
Debt issuance costs	(3,319)	—
Proceeds from sale of common stock	784	217
Excess tax benefit of stock option exercises	244	73

Net cash provided by financing activities	269,342	290

Net (decrease) increase in cash and cash equivalents	(49,882)	1,949
Beginning cash and cash equivalents	76,703	74,754

Ending cash and cash equivalents	$26,821	$76,703

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands)

(unaudited)

	Three months ended			Years ended December 31,
	December 31,		September 30,
	2008	2007	2008	2008	2007
Drilling Services Division:
Revenues	$123,303	$104,589	$124,297	$456,890	$417,231
Operating costs	71,731	63,749	70,342	269,846	250,564

Drilling services margin (1)	$51,572	$40,840	$53,955	$187,044	$166,667

Average number of drilling rigs	68.7	67.3	68.0	67.4	66.1
Utilization rate	87%	86%	96%	89%	89%
Revenue days	5,529	5,343	6,017	22,057	21,492

Average revenues per day	$22,301	$19,575	$20,658	$20,714	$19,413
Average operating costs per day	12,974	11,931	11,691	12,234	11,658

Drilling services margin per day (2)	$9,327	$7,644	$8,967	$8,480	$7,755

Production Services Division:
Revenues	$47,392	$—	$49,948	$153,994	$—
Operating costs	26,226	—	25,025	80,097	—

Production services margin (1)	$21,166	$—	$24,923	$73,897	$—

Combined:
Revenues	$170,695	$104,589	$174,245	$610,884	$417,231
Operating Costs	97,957	63,749	95,367	349,943	250,564

Combined margin	$72,738	$40,840	$78,878	$260,941	$166,667

EBITDA (3)	$60,447	$35,143	$64,747	$214,766	$144,583

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net (loss) earnings is included in the table below. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.

(3)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net (loss) earnings as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net (loss) earnings to EBITDA is included in the table below. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and EBITDA to Net (Loss) Earnings

(in thousands)

	Three months ended			Years ended December 31,
	December 31,		September 30,
	2008	2007	2008	2008	2007
Combined margin	$72,738	$40,840	$78,878	$260,941	$166,667

General and administrative	(12,123)	(5,809)	(12,840)	(44,834)	(19,608)
Bad debt expense (recoveries)	(639)	15	260	(423)	(2,612)
Other income (expense)	471	97	(1,551)	(918)	136

EBITDA	60,447	35,143	64,747	214,766	144,583

Depreciation and amortization	(26,221)	(16,661)	(24,225)	(88,145)	(63,588)
Impairment of goodwill	(118,646)	—	—	(118,646)	—
Impairment of intangible assets	(52,847)	—	—	(52,847)	—
Interest income (expense), net	(3,199)	807	(3,568)	(11,816)	3,266
Income tax expense	22,562	(4,512)	(12,760)	(6,057)	(27,398)

Net (loss) earnings	$(117,904)	$14,777	$24,194	$(62,745)	$56,863

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Net Earnings Adjusted to Exclude Impairment Charge Impact

and Diluted EPS Adjusted to Exclude Impairment Charge Impact

(in thousands, except per share data)

	Three months ended ended December 31, 2008	Year ended December 31, 2008
Net loss as reported	$(117,904)	$(62,745)

Impairment of goodwill	118,646	118,646
Impairment of intangible assets	52,847	52,847
Tax benefit recognized from impairment	(34,886)	(34,886)

Net earnings adjusted to exclude impairment charge impact (4)	$18,703	$73,862

Basic weighted average number of shares outstanding, as reported	49,818	49,789

Effect of dilutive securities	255	546

Diluted weighted average number of shares outstanding adjusted for impairment charge impact	50,073	50,335

Diluted EPS adjusted to exclude impairment charge impact	$0.37	$1.47

Diluted EPS as reported (5)	$(2.37)	$(1.26)

(4)	Net income adjusted to exclude the impact of impairment charges represents net loss as reported less the goodwill impairment charge, intangible asset impairment charge and the tax benefit recognized from the impairments. We believe that net income adjusted to exclude the impact of impairment charges is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. A reconciliation of net income adjusted to exclude the impact of impairment charges to net loss as reported is included in the table above. Net income adjusted to exclude the impact of impairment charges as presented may not be comparable to other similarly titled measures reported by other companies.

(5)	The effect of dilutive securities is not reflected in diluted EPS as reported because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS as reported is the same as diluted EPS as reported.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

						Budget Year Ending December 31, 2009
	Three months ended			Years ended December 31,
	December 31,		September 30,
	2008	2007	2008	2008	2007
Capital expenditures:
Drilling Services Division:
Routine rigs	$5,209	$5,570	$3,736	$16,766	$20,753	$13,100
Discretionary	13,105	14,350	15,211	61,034	53,300	32,100
Tubulars	44	2,740	—	1,094	14,808	5,000
New-builds and acquisitions	16,916	3,012	11,531	30,281	69,205	—

Total Drilling Services Division capital expenditures	35,274	25,672	30,478	109,175	158,066	50,200

Production Services Division:
Routine	1,337	—	2,460	4,740	—	5,800
Discretionary	146	—	819	1,175		2,200
New-builds and acquisitions	10,563	—	13,614	33,006	—	7,000

Total Production Services Division capital expenditures	12,046	—	16,893	38,921	—	15,000

Budgeted capital expenditures approved for 2009	—	—	—	—	—	65,200

Budgeted capital expenditures approved for 2008 that will be incurred in 2009	—	—	—	—	—	19,310

Total capital expenditures	$47,320	$25,672	$47,371	$148,096	$158,066	$84,510

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	14	2	16
1000 HP	18	12	30
1200 to 1500 HP	3	15	18

Total	41	29	70

Drilling rig depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	20	23

Total	41	29	70

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			69
600 HP			4

Total			74

Wireline units			59

Fishing & Rental Tools Inventory			$15 Million

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